UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
March 25, 2009
Date of Report
(Date of earliest event reported)
CRUSADER ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	1-32533	88-0349241

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4747 Gaillardia Parkway
Oklahoma City, Oklahoma 73142
(Address of principal executive offices, including zip code)
(405) 285-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS
     As previously disclosed in Item 2.04 of the Form 8-K filed by Crusader Energy Group Inc. (the ” Company”) with the Securities and Exchange Commission (the “ SEC”) on February 27, 2009, Union Bank of California, N.A. (“ UBOC”), the administrative agent and issuing lender under the Second Amended and Restated Credit Agreement, dated June 26, 2008, among the Company, UBOC and the lenders party thereto, as amended (the “ First Lien Credit Facility”), notified the Company on February 23, 2009 that the lenders under the First Lien Credit Facility had reduced the Company’s borrowing base from $70 million to $25 million (the “ Borrowing Base Redetermination”). As of the date of, and after giving effect to, the Borrowing Base Redetermination, the aggregate principal amount of the advances outstanding under the First Lien Credit Facility plus the aggregate existing letter of credit exposure exceeded the Company’s borrowing base by approximately $5 million (the “ Borrowing Base Deficiency”). As a result, and pursuant to the terms of the First Lien Credit Facility, the Company was required to take one of the following actions to timely eliminate the Borrowing Base Deficiency: (a) prepay the Borrowing Base Deficiency in full by March 5, 2009, (b) pledge additional collateral to cure the Borrowing Base Deficiency by March 25, 2009, (c) prepay the Borrowing Base Deficiency in six equal monthly installments with the first installment due on March 25, 2009 or (d) a combination of items (b) and (c) above. As disclosed in Item 8.01 of the Form 8-K filed by the Company with the SEC on March 19, 2009, the Company previously notified UBOC of its election to prepay the Borrowing Base Deficiency in six equal monthly installments with the first installment due on March 25, 2009 (the “First Monthly Installment”).
     In connection with the Company’s continued evaluation and assessment of financial and strategic alternatives to address the Borrowing Base Deficiency, the Company elected not to pay the First Monthly Installment by March 25, 2009. Such failure to pay the First Monthly Installment constitutes an event of default under the First Lien Credit Facility, and UBOC could elect to declare all amounts outstanding under the First Lien Credit Facility to be immediately due and payable. In addition, such event of default under the First Lien Credit Facility constitutes an event of default under the Second Lien Credit Agreement, dated July 17, 2008, among the Company, JPMorgan Chase Bank, N.A., as administrative agent (“ JPMorgan”), and the lenders party thereto (the “ Second Lien Credit Facility” and, together with the First Lien Credit Facility, the “ Credit Facilities”), and JPMorgan could elect to declare all amounts outstanding under the Second Lien Credit Facility to be immediately due and payable. If the lenders under either Credit Facility accelerates such indebtedness the Company does not currently have sufficient cash on hand to repay such indebtedness and, if the Company is unable to repay such amounts or reach a solution acceptable to such lenders and the Company, the lenders (subject to certain intercreditor agreement provisions) could proceed to exercise all available remedies against the collateral pledged to them to secure that indebtedness.
     The Company remains in discussion with its lenders under the Credit Facilities to address the Borrowing Base Deficiency and the Company’s election not to timely pay the First Monthly Installment. The Company also is in discussions with other third parties regarding potential strategic alternatives (which may include restructuring the Company’s debt, the sale of some or all of the Company’s assets or a merger or other business combination involving the Company). There can be no assurance that the Company will be successful in reaching a solution with the lenders to address the Borrowing Base Deficiency and the Company’s failure to timely pay the First Monthly Installment or effecting any strategic alternatives. The Company may be required to seek protection under Chapter 11 of the United States Bankruptcy Code if such efforts are not successful or to effect any strategic alternatives that it elects to pursue.

     On March 26, 2009, the Company issued a press release regarding, among other things, matters reported in this Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit Number	Description

Exhibit 99.1	Press Release, dated March 26, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRUSADER ENERGY GROUP INC.
Date: March 26, 2009	By:	/s/ David D. Le Norman
	Name:	David D. Le Norman
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press Release, dated March 26, 2009